UNAUDITED PROFORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial information gives effect to our acquisition of Microbrush, Inc. on July 31, 2006 and Microbrush International, Ltd. on August 18, 2006, collectively referred to as Microbrush. The unaudited pro forma condensed combined balance sheet as of June 30, 2006 has been prepared as if the Microbrush acquisition occurred on June 30, 2006. The unaudited pro forma condensed combined statements of income for the year ended December 31, 2005 and for the six months ended June 30, 2006 have been prepared as if the acquisition of Microbrush had occurred at January 1, 2005 and 2006, respectively. The notes to the pro forma condensed combined financial information describe certain pro forma adjustments to give effect to the purchase transaction had it been consummated at those dates.

The unaudited pro forma condensed combined financial information has been derived from our historical consolidated financial statements and those of Microbrush and should be read in conjunction with those financial statements and notes and the accompanying notes to the pro forma condensed combined financial statements.

The unaudited pro forma condensed combined financial statements are not necessarily indicative of operating results which would have been achieved had the transaction actually been completed at the beginning of the respective periods. The selected unaudited pro forma condensed combined financial information is not necessarily indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience after the acquisition.

Notes to Unaudited Pro Forma Condensed Combined Financial Information

(A)

Under the purchase method of accounting, the Company will allocate the purchase price paid to the fair value of the tangible and identifiable intangible assets of Microbrush and liabilities assumed. The residual amount of the purchase price will be allocated to goodwill. The pro forma purchase price allocation is preliminary. The actual amounts recorded when the purchase price allocation is finalized may differ materially from the pro forma amounts presented herein.

The purchase price paid at the closing of the acquisition on August 18, 2006, was as follows (in thousands):

Proceeds of debt issued in connection with acquisition	$ 20,060
Cash on hand	12,102
Transaction fees	916
Total purchase consideration	$ 33,078

The acquisition was recorded on a preliminary basis under the purchase method and total consideration was allocated to the fair value of assets and liabilities acquired as follows (in thousands):

Purchase Price	$33,078

Less:

Current assets	3,259
Fixed assets	2,853
Identifiable intangible assets acquired, net (see below)	4,325

Plus:

Current liabilities	(483)

Accrued liabilities (see note G)	(500)
Goodwill	$23,624

The preliminary allocation of the purchase price to identifiable intangible assets, along with their respective estimated useful lives, is as follows (in thousands):

Amortizable intangible assets:

Patents (10-12 years)	$854
Non-compete agreement (5 years)	111
Customer relationships (8 years)	494
1,459

Indefinite-lived intangible asset (not subject to amortization):

Trademark/Trade Name	2,866

$4,325

The pro forma adjustment to amortization reflects the impact of the acquisition as follows (in thousands):

For the year ended	For the six months ended
December 31, 2005	June 30, 2006

Amortization of patents over 10-12 year	$82	$41

estimated life

Amortization of non-compete agreements	22	11
over 5 year estimated life
Amortization of customer relationships over	62	31
8 year estimated life
$ 166	$83

(B)	To reflect the step-up in property value to fair value based on preliminary appraisals.

(C)

To reflect the issuance of new debt of $20,060 to finance part of the purchase price. The Company issued $20,000 of debt-bearing interest at a 90 day LIBOR rate plus 1%. The LIBOR rate at the date of issuance was 5.40%. The Company also issued $60 of debt bearing interest at the prime rate. The prime rate at the date of issuance was 8.25%. A change of 1/8% in the interest rate would result in a change in interest expense and income of $25 before taxes for the year ended December 31, 2005 and $13 for the six months ended June 30, 2006.

(D)	To eliminate the historical stockholders’ equity of Microbrush, which was eliminated upon the completion of the acquisition.

(E)	To reflect the step-up in inventory value.

(F)	The pro forma adjustment to provision for income taxes represents the application of the Company’s effective statutory rate of 28.1% to the pro forma adjustments.

(G)

Various transaction fees and other costs, estimated to total approximately $916, have been paid by the Company in connection with the acquisition. In addition, $500 has been accrued for transaction and integration costs.